                                                                      Exhibit 12

                        PHIBRO ANIMAL HEALTH CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)

                                                                                                                  3 MONTHS ENDED
                                                                   FISCAL YEARS ENDED JUNE 30,                     SEPTEMBER 30,
                                                     -------------------------------------------------------   --------   --------
                                                       2000       2001        2002        2003        2004       2003       2004
                                                     --------   --------    --------    --------    --------   --------   --------
Pre-tax income (loss) income from continuing
  operations before loss from equity investments     $  1,934   $ (9,563)   $(10,121)   $  7,960    $ 25,048   $  2,392   $    783
Interest capitalized net of amortization of
  capitalized interest                                      -          -        (263)        (73)          -          -          -

Fixed Charges:
Interest expensed and capitalized and
  amortization of deferred debt issuance cost          14,520     17,919      18,347      17,561      20,724      4,234      5,837
Interest portion of rental expense                        473        592         671         740         814        185        203
                                                     --------   --------    --------    --------    --------   --------   --------
Total fixed charges                                    14,993     18,511      19,018      18,301      21,538      4,419      6,040

Total earnings                                       $ 16,927   $  8,948    $  8,634    $ 26,188    $ 46,586   $  6,811   $  6,823

Ratio of earnings to fixed charges                        1.1          -           -         1.4         2.2        1.5        1.1

Deficiency in earnings available to
  cover fixed charges                                       -     (9,563)    (10,384)          -           -          -          -